[Kinder Morgan, Inc.]




Larry Pierce                                      Irene Twardowski
Media Relations                                   Investor Relations
(303) 914-4751                                    (713) 844-9543


  KINDER MORGAN, INC. FOURTH QUARTER RECURRING EARNINGS  EXCEED
                          EXPECTATIONS

     HOUSTON, Jan. 207, 2000 - Kinder Morgan, Inc. (NYSE: KMI) today reported fourth quarter 1999 earnings of $0.25 per diluted common share from continuing operations before merger-related costs and before a gain from the sale of assets to Kinder Morgan Energy Partners, L.P. (NYSE:KMP).
     "Fourth quarter earnings from continuing operations were very solid," said Richard D. Kinder, chairman and CEO of KMI.
"We beat the analysts' consensus of $0.17 per share for continuing operations by a wide margin, and as promised, met the targeted range for net charges. Our gameplan is on track, and we have positioned the company for a successful 2000."
     As previously announced, KMI took a charge in the fourth quarter for the divestiture of non-core assets and merger-related costs, and recorded a gain from the sale of assets to KMP. The majority of this $248 million net after-tax charge, which is within the previously communicated range, is attributed to the planned disposal of the Hugoton/Bushton gathering and processing facilities and other Mid-Continent assets.
     Overall, KMI reported a fourth quarter 1999 net loss of $232 million, or $2.10 per diluted common share, as compared to a fourth quarter 1998 net loss of $4 million, or $0.05 per diluted common share. For calendar year 1999, KMI reported a net loss of $241 million, or $3.01 per diluted common share, as compared to net income in 1998 of $60 million, or $0.92 per diluted share.
     The KMI board of directors declared a common stock dividend of $0.05 per share payable on Feb. 14, 2000 to shareholders of record as of Jan. 31, 2000.
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KMI Earnings                                           Page 2

Promises Made, Promises Kept
     "Prior to the close of the Kinder Morgan-KN Energy transaction - which occurred early in the fourth quarter - we made a number of promises to our shareholders and we have kept those commitments," Kinder said. The following summarizes KMI's accomplishments in executing its "back to basics" strategy.
* In the past few months, Natural Gas Pipeline Company of America (NGPL), a wholly owned subsidiary of KMI, has renewed significant long-term contracts with its two largest customers, Nicor Gas and Peoples Energy. Additionally, NGPL has entered into new long-term agreements with Aquila Energy and Ameren Corporation. NGPL is the anchor of KMI's interstate pipeline transportation and storage business, serving the important Chicago market and many other states in the Midwest.

*    KMI sold more than $700 million of assets to KMP in a
  transaction effective Dec. 31, 1999.    Assets included are KN
  Interstate Gas Transmission Co., a 49 percent interest in Red Cedar Gathering Company and a 33 percent interest in Trailblazer Pipeline Company. As consideration for the assets, KMI received
  9.81 million KMP common units and approximately $330 million in cash.

* KMI has reduced corporate overhead costs by $70 million annually, beginning in 2000.

* To deleverage the balance sheet, KMI has received proceeds in excess of $125 million from the sale of non-core assets and expects to complete the divestiture process in the first quarter of 2000.

*    KMP acquired another one-third interest in Trailblazer
  Pipeline Company, bringing its total interest to 66 2/3 percent. KMI will benefit from KMP's increased ownership of Trailblazer through its general partner interest.

*    KMI settled the KN Interstate rate case.

Looking Ahead
     "The year 2000 is off to a good start," Kinder said. "Despite the warmer than normal weather, we are comfortable with the consensus earnings estimate in the range of $1.10 per share for the year. Beyond 2000, we have internally established annual growth targets in earnings per share of 20 to 30 percent, driven largely by the expected growth of KMP."
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   KMI Earnings                                           Page 3

     Kinder Morgan, Inc. is one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and products pipelines in 26 states. It also has significant retail distribution, marketing, gathering, electric generation and terminal assets. Kinder Morgan, Inc., through its general partner interest, operates Kinder Morgan Energy Partners,
L. P., America's largest pipeline master limited partnership. Combined, the two companies have an enterprise value of approximately $10 billion.

For more information, contact: www.kindermorgan.com or www.kne.com

     This news release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934.  Although
Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.

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